AMENDMENT TO CUSTODIAN AGREEMENT

Amendment dated January 19, 2006, to the Custodian Agreement, dated September 18, 1997, as amended, by and between State Street Bank and Trust Company (the “Custodian”) and Evergreen Fixed Income Trust (the “Fund”) (the “Agreement”).

WHEREAS, the Fund and the Custodian wish to amend certain provisions of the Agreement to (a) allow for delivery out of margin in connection with trading in futures and options on futures contracts entered into by the Fund and (b) amend the provisions for Proper Instructions.

In consideration of the promises and covenants contained herein, the Custodian and the Fund hereby agree to amend the Agreement as described below:

I.          New Section 2.2(15) is hereby added and existing Section 2.2(15) is hereby amended and renumbered Section 2.2(16) as set forth below:

Section 2.2      Delivery of Securities

(15)      For delivery of initial or variation margin in connection with trading in futures and options on futures contracts entered into the Fund on behalf of a Portfolio;

(16)      For any other purpose, but only upon receipt of Proper Instructions from the Fund, on behalf of the applicable Portfolio, specifying the securities of the Portfolio to be delivered and naming the person or persons to whom delivery of such securities shall be made.

II.         New Section 2.6(7) is hereby added and existing Section 2.6(7) is hereby amended and renumbered Section 2.6(8) as set forth below:

Section 2.6   Payment of Fund Monies

(7)        For the payment of initial or variation margin in connection with trading in futures and options on futures contracts entered into by the Fund on behalf of a Portfolio;

(8)        For any other purpose, but only upon receipt of Proper Instructions from the Fund, on behalf of the applicable Portfolio, specifying the amount of such payment and naming the person or persons to whom such payment is to be made.

III.       Section 6 is amended and replaced as follows:

Section 6.       Proper Instructions

“Proper Instructions”, which may also be standing instructions, as used throughout this Agreement shall mean instructions received by the Custodian from the Fund, the Fund’s investment manager or subadvisor, as duly authorized by the Fund. Such instructions may be in writing signed by the authorized person or persons or may be in a tested communication or in a communication utilizing access codes effected between electro-mechanical or electronic devices or may be by such other means and utilizing such intermediary systems and utilities as may be agreed to from time to time by the Custodian and the person or entity giving such instructions, provided that the Fund has followed any security procedures agreed to from time to time by the Fund and the Custodian, including, but not limited to, the security procedures selected by the Fund in the Funds Transfer Addendum to this Agreement.   Oral instructions will be considered Proper Instructions if the Custodian reasonably believes them to have been given by a person authorized to give such instructions with respect to the transaction involved. The Fund shall cause all oral instructions to be confirmed promptly in writing.    For purposes of this Section, Proper Instructions shall include instructions received by the Custodian pursuant to any multi‑party agreement, which requires a segregated asset account in accordance with Section 2.10 of this Agreement.  The Fund or the Fund’s investment manager shall cause its duly authorized officer to certify to the Custodian in writing the names and specimen signatures of persons authorized to give Proper Instructions.  The Custodian shall be entitled to rely upon the identity and authority of such persons until it receives notice from the Fund to the contrary.

IV.       Except as specifically superseded or modified herein, the terms and provisions of the Agreement shall continue to apply with full force and effect.  In the event of any conflict between the terms of the Agreement prior to this amendment and this amendment, the terms of this amendment shall prevail.

IN WITNESS WHEREOF, each of the parties has caused this instrument to be executed in its name and on its behalf by its duly authorized representative as of the date written above.

EVERGREEN FIXED INCOME TRUST

By: /s/ Maureen E. Towle

Maureen E. Towle

Assistant Secretary

STATE STREET BANK AND TRUST COMPANY

By: /s/ Joseph L. Hooley

Joseph L. Hooley

Executive Vice President